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PROSPECTUS SUPPLEMENT                                         File No. 333-52822
---------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus
dated January 24, 2001)
Prospectus number:      2155


                             Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                                Fixed Rate Notes


Principal Amount:          $225,000,000

Issue Price:               100.361%

CUSIP Number:              59018YJL6


Interest Rate:             6.13% per annum


Original Issue Date:       May 30, 2001


Stated Maturity Date:      May 16, 2006


Interest Payment Dates:    Each May 16th and November 16th, commencing on
                           November 16th, 2001, until maturity.

Repayment at the Option
of the Holder:             The Notes cannot be repaid prior to the Stated
                           Maturity Date.

Redemption at the Option
of ML&Co.:                 The Notes cannot be redeemed prior to the Stated
                           Maturity Date.

Other Provisions:          The Notes, offered hereby have the identical terms
                           and provisions (other than the Original Issue Date and Issue Price) as, and constitute a further issuance of, and will form a single series with the, 6.13% Notes due 2006 which were previously issued by ML&Co. in the principal amount of $275,000,000 on May
                           16, 2001. The Notes will have the same CUSIP number and will trade interchangeably with the previously issued notes immediately upon settlement. Upon completion of the offering, the aggregate amount of 6.13% Notes due 2006 outstanding will be $500,000,000. Interest on the Notes offered pursuant to this Pricing Supplement will accrue from May 16, 2001.


Form: The Notes are being issued in fully registered book-entry form.


Trustee:                   The Chase Manhattan Bank


Dated:                     May 24, 2001